Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2012	Quarter Ended June 30, 2011
Diluted earnings per share	$.41	$.35
Net Income	$1,141,000	$972,000
Return on average common equity	8.98%	8.06%
Return on average assets	0.82%	0.87%

Millersburg, Ohio – July 24, 2012 – CSB Bancorp, Inc. (OTCBB: CSBB) today announced second quarter 2012 net income of $1.1 million or $.41 per basic and diluted share, as compared to $972 thousand or $.35 per basic and diluted share for the same period in 2011.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 8.98% and 0.82%, respectively, compared with 8.06% and 0.87% for the second quarter of 2011.

Eddie Steiner, President and CEO commented, “We are pleased that second quarter net income was 17% above the year ago level. Commercial loan demand remains above prior year levels and home mortgage refinance activity has been steady in response to lower mortgage rates.”

Revenue totaled $5.5 million for the second quarter of 2012, an increase of 11% from the prior-year second quarter. Increases were reflected in both net interest income and other income. Second quarter net interest income on a fully tax equivalent basis was $4.5 million, a $316 thousand or 8% increase over the second quarter of 2011. Other income totaled $1 million in second quarter 2012, an increase of $250 thousand or 32% compared to second quarter 2011.

Non-interest expense amounted to $3.6 million during the quarter, an increase of $277 thousand or 8% from second quarter 2011.

The Company’s second quarter efficiency ratio was 64.0% as compared to 66.1% for the same quarter in the prior year.

Federal income tax provision totaled $525 thousand for second quarter 2012, compared to $435 thousand for the same quarter in 2011. The quarterly provisions reflect effective tax rates of 31%.

Total assets amounted to $567 million on June 30, 2012, up $15 million or 3% from December 31, 2011. Net loans increased to $340 million, up $20 million or 6% year to date, while securities balances of $132 million increased $4 million or 3% from the prior year-end.

Average total assets during the quarter amounted to $562 million, an increase of $114 million or 25% above the same quarter of the prior year. Average loan balances of $340 million increased $20 million from the prior year second quarter, and average securities balances of $132 million increased $46 million or 53% as compared to second quarter 2011.

Average commercial loan balances, including commercial real estate, increased $8.5 million or 4% during the quarter. Average residential mortgage balances, including home equity line balances, increased by $4.1 million or 4% during the quarter. Average consumer credit balances increased $60 thousand or 1% versus the linked quarter.

Net recoveries on loans for the quarter totaled $19 thousand, or 0.02% of average loans on an annualized basis, as compared to net charge-offs of $164 thousand, or 0.21% for second quarter 2011.

Nonperforming assets totaled $4.0 million or 1.17% of total loans plus other real estate at June 30, 2012 as compared to $3.5 million or 1.08% on December 31, 2011 and $4.0 million or 1.25% at June 30, 2011. Delinquent loan balances as of June 30, 2012 amounted to 1.67% of total loans as compared to 2.04% on December 31, 2011 and 1.70% at June 30, 2011.

The Company funded $205 thousand in loan loss provision during the quarter as compared to $190 thousand during the prior year’s quarter. The allowance for loan losses amounted to 1.30% of total loans on June 30, 2012 as compared to 1.28% at June 30, 2011. The ratio of the allowance for loan losses to nonperforming loans stood at 112% on June 30, 2012 as compared to 117% and 115% at December 31, and June 30, 2011, respectively.

Deposit balances totaled $455 million at quarter-end, an increase of $11 million or 2.5% from December 31, 2011 and an increase of $107 million or 31% from prior year’s quarter-end. The majority of the year-over-year increase is attributable to deposits acquired with the Wooster branch acquisition during fourth quarter 2011. Organic deposit growth without the acquired deposits amounted to $33 million between June 30, 2012 and June 30, 2011 with noninterest bearing, NOW, money market and savings account balances growing and time deposit balances declining due to the low interest rate environment.

The average balance of securities sold under repurchase agreement during the second quarter grew by $10.5 million or 35% above the average for the same period in the prior year. The growth results from a campaign expanding relationships with our business customers. These repurchase agreements, while considered short-term borrowings, are primarily tied to overnight customer sweep accounts. Average advances from the Federal Home Loan Bank (“FHLB”) decreased $3 million or 14% from the prior year’s quarter as maturing borrowings have been paid down, funded by reducing average balances of Fed funds sold and interest bearing deposits with other banks.

Shareholders’ equity totaled $51.2 million on June 30, 2012 with 2.7 million common shares outstanding at year-end. The Company’s capital position remains strong, with tangible equity to assets approximating 8.1% and 8.0% on June 30, 2012 and December 31, 2011, respectively. The Company declared a common dividend of $.18 per share during the quarter. Based on the June 30, 2012 closing stock price of $18.17 per share, the Company’s annual dividend yield approximates 4.0%.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $567 million as of June 30, 2012. CSB provides a wide range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Tuscarawas, Wayne and Stark counties and Trust offices located in Millersburg and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330-763-2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands except per share data)

	Quarters
EARNINGS	2012 2nd Qtr	2012 1st Qtr	2011 4th Qtr	2011 3rd Qtr	2011 2nd Qtr	2012 6 months	2011 6 months
Net interest income FTE (a)	$4,474	$4,380	$4,280	$4,163	$4,158	$8,854	$8,153
Provision for loan losses	205	206	240	240	190	411	470
Other income	1,034	948	920	1,045	784	1,982	1,545
Other expenses	3,560	3,544	3,748	3,460	3,283	7,104	6,403
FTE adjustment (a)	77	67	67	66	62	144	123
Net income	1,141	1,055	820	999	972	2,196	1,868
Diluted earnings per share	0.41	0.39	0.30	0.37	0.35	0.80	0.68

PERFORMANCE RATIOS
Return on average assets (ROA)	0.82%	0.77%	0.61%	0.87%	0.87%	0.79%	0.84%
Return on average common equity (ROE)	8.98%	8.46%	6.58%	8.04%	8.06%	8.73%	7.86%
Net interest margin FTE (a)	3.40%	3.38%	3.38%	3.83%	3.93%	3.39%	3.85%
Efficiency ratio	64.03%	65.90%	71.47%	69.60%	66.13%	64.93%	65.70%
Number of full-time equivalent employees	167	157	154	144	143

MARKET DATA
Book value/common share	$18.71	$18.25	$18.07	$17.99	$17.75
Period-end common share mkt value	18.17	17.75	16.75	15.00	15.50
Market as a % of book	97.11%	97.26%	92.70%	83.38%	87.32%
Price-to-earnings ratio	12.36	12.59	12.41	10.71	11.48
Cash dividends/common share	$0.18	$0.18	$0.18	$0.18	$0.18	0.36	0.36
Common stock dividend payout ratio	43.90%	46.15%	60.00%	48.65%	51.43%
Average basic common shares	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Average diluted common shares	2,736,046	2,735,611	2,735,229	2,734,799	2,734,831	2,735,688	2,734,822
Period end common shares outstanding	2,734,799	2,734,799	2,734,799	2,734,799	2,734,799
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$49,691	$48,543	$45,808	$41,022	$42,389

ASSET QUALITY
Gross charge-offs	$85	$79	$328	$192	$178	$164	$494
Net charge-offs (recoveries)	(19)	41	275	178	164	22	447
Allowance for loan losses	4,471	4,246	4,082	4,116	4,054
Nonperforming assets (NPAs)	4,010	3,266	3,500	4,000	3,974
Net charge-off/average loans ratio	-0.02%	0.05%	0.34%	0.22%	0.21%	0.01%	0.28%
Allowance for loan losses/period-end loans	1.30	1.28	1.26	1.31	1.28
NPAs/loans and other real estate	1.17	0.99	1.08	1.27	1.25
Allowance for loan losses/nonperforming loans	111.65	130.20	116.96	117.77	115.30

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.11%	7.96%	8.01%	10.33%	10.38%
Average equity to assets	9.09	9.08	9.33	10.84	10.80
Average equity to loans	15.04	15.33	15.46	15.60	15.13
Average loans to deposits	75.24	73.87	75.78	90.07	91.77

AVERAGE BALANCES
Assets	$562,291	$552,407	$530,049	$454,685	$448,205	$557,334	$450,001
Earning assets	528,817	520,802	502,198	431,271	424,925	524,810	426,795
Loans	339,829	327,203	319,852	315,750	319,906	333,516	319,777
Deposits	451,646	442,973	422,094	350,577	348,601	447,308	349,089
Shareholders’ equity	51,125	50,147	49,454	49,265	48,389	50,584	47,929

ENDING BALANCES
Assets	$566,687	$560,803	$551,233	$457,849	$449,552
Earning assets	530,094	526,942	522,410	435,806	427,281
Loans	344,116	331,353	324,182	313,980	316,581
Deposits	454,719	450,207	443,553	354,856	347,258
Shareholders’ equity	51,176	49,918	49,429	49,191	48,538

NOTES:

(a) - Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

dollars in thousands, except per share data

	June 30, 2012	June 30, 2011
ASSETS
Cash and cash equivalents
Cash and due from banks	$14,007	$10,004
Interest-earning deposits in other banks	53,825	23,234
Federal funds sold	—	—

Total cash and cash equivalents	67,832	33,238
Securities
Available-for-sale, at fair-value	126,690	82,003
Restricted stock, at cost	5,463	5,463

Total securities	132,153	87,466
Loans held for sale	—	—
Loans	344,116	316,581
Less allowance for loan losses	4,471	4,054

Net loans	339,645	312,527

Goodwill and core deposit intangible	5,695	2,101
Bank owned life insurance	8,175	3,014
Premises and equipment, net	8,451	7,727
Accrued interest receivable and other assets	4,736	3,479

TOTAL ASSETS	$566,687	$449,552

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$93,134	$64,670
Interest-bearing	361,585	282,588

Total deposits	454,719	347,258

Short-term borrowings	41,195	32,387
Other borrowings	16,870	19,527
Accrued interest payable and other liabilities	2,727	1,842

Total liabilities	515,511	401,014

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2012 and 2011	18,629	18,629
Additional paid-in capital	9,994	9,994
Retained earnings	25,602	23,557
Treasury stock at cost - 245,803 shares in 2012 and 2011	(5,015)	(5,015)
Accumulated other comprehensive income	1,966	1,373

Total shareholders’ equity	51,176	48,538

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$566,687	$449,552

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

dollars in thousands, except per share data

	Quarter ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Interest and dividend income:
Loans, including fees	$4,272	$4,276	$8,524	$8,512
Taxable securities	707	613	1,436	1,208
Nontaxable securities	131	102	243	200
Other	41	11	80	28

Total interest and dividend income	5,151	5,002	10,283	9,948

Interest expense:
Deposits	590	705	1,230	1,491
Other	164	201	343	427

Total interest expense	754	906	1,573	1,918

Net interest income	4,397	4,096	8,710	8,030
Provision for loan losses	205	190	411	470

Net interest income after provision for loan losses	4,192	3,906	8,299	7,560

Non-interest income
Service charges on deposits accounts	318	279	626	524
Trust services	167	190	328	350
Securities gains (losses), net	—	—	—	—
Gain on sale of loans	137	29	193	99
Other	412	286	835	572

Total non-interest income	1,034	784	1,982	1,545

Non-interest expenses
Salaries and employee benefits	1,961	1,793	3,924	3,556
Occupancy expense	241	204	487	423
Equipment expense	139	123	294	243
Franchise tax expense	138	135	277	270
Professional and director fees	242	177	449	336
Federal deposit insurance	68	108	155	218
Amortization of intangible assets	33	16	66	31
Other expenses	738	727	1,452	1,326

Total non-interest expenses	3,560	3,283	7,104	6,403

Income before income tax	1,666	1,407	3,177	2,702
Federal income tax provision	525	435	981	834

Net income	$1,141	$972	$2,196	$1,868

Net income per share:
Basic	$0.41	$0.35	$0.80	$0.68

Diluted	$0.41	$0.35	$0.80	$0.68

Note: Certain prior year balances have been reclassified to conform to the current year presentation.